Exhibit 8.1

Subsidiaries of DRAXIS Health Inc.

Subsidiary	Jurisdiction of Incorporation	Other names which Subsidiary is doing business

DRAXIS Specialty Pharmaceuticals Inc.	Canada (CBCA)	• DRAXIS Pharma, a division of DRAXIS Specialty Pharmaceuticals Inc.
• DRAXIMAGE, a division of DRAXIS Specialty Pharmaceuticals Inc.
Deprenyl Animal Health, Inc.	State of Louisiana	DAHI
DAHI LLC	State of Delaware
DAHI Nevada Inc.	State of Nevada
DRAXIS U.S. Inc.	State of Delaware
DAHI Animal Health (New Zealand) Pty Limited	New Zealand (Companies Act 1993 as a limited liability company)
DAHI Animal Health (UK) Limited	England and Wales (Companies Act 1985 as a private limited company)
DRAXIMAGE LLC	State of Delaware
DRAXIMAGE (U.K.) Limited	England and Wales (Companies Act 1985 as a private limited company)
4271513 Canada Inc.	Canada (CBCA)